Exhibit 10.11

페이지 1

Consumer cash loan agreement

28th January in 2016

Attn: MBK Co. Ltd

Principal: Lee Jae Gang (590430-1807817)

Address: 103-208, Hosu-ro 336, Ilsandong-gu, Goyang, Gyeonggi-do

Joint surety: IMK Group Inc. CEO Oh Jae Min

Address:

Joint surety: IMK Korea Co., Ltd. CEO Lee Jae Gang

Address: No 2204, Worldcupbuk-ro 402, Mapo-gu, Seoul(Sangam-dong KGIT center) (Identification, seal confirmation)

As principal borrows money under the following conditions from you, hereby certify following provisions.

Article 1 (Borrowing conditions)

Principal has the borrowing conditions as follows.

Borrowed money	Two hundred fifty million Won(250,000,000)	Method of repayment	Straight loan
Date of borrowing	28th January in 2016	Due date of repayment	28th January in 2018
Interest rate	6.9 percent a year	Rate of delay compensation	12% a year
Date of interest payment	Payment every 3 months	Method of interest payment	Prepayment( ) Post payment(o)
Calculation method of interest delay damage

For the calculation of interest, multiply the rate and date and divide with 365, (Provided that the rate changes, calculate by using the changed rate and the changed date) interest delay damage shall be calculated by applying the rate of delay compensation to the numbers of date until the date of payment.

Article 2 (mortgage and joint surety)

When Principal borrows the above amount of money from you, following mortgages will be provided.

1.	1,000,000 shares of IMK Group Inc. returned by Park Seong Ho (registered to OTC QB)

2.	100 million Won (100,000,000), the rental deposit of IMK Korea Sangamdong

3.	Joint surety by IMK Group Inc.

If it is required to maintain the credit, the additional mortgage which is acknowledged by you as per your request, and the additional surety will be provided.

Parties shall acknowledge and agree that all the mortgages which are currently provided and will be potentially provided for the future will jointly cover all the financial obligations which include current obligations and future potential obligations.

In case of collateral goods of above provision are destructed, decreased by inevitable reasons such as disaster or incidents, or they are acknowledged to be insufficient by you, the additional money will be deposited or additional mortgage will be provided as per your request.

Parties shall acknowledge and agree without objections that you can collect and dispose in accordance with the method, time and price which are commonly acknowledged to be appropriate even if they are not by the legal procedure, and you can use the balance which deducted all the costs from such money for the liquidation of any debt regardless of the legal order, and Principal will pay back the balanced debt if it is applicable.

In case of Principal don’t pay back the debt to you, or if it is applicable to Article 4, Parties shall acknowledge and agree without objections that you can collect and dispose the movable asset, notes and other securities occupied by you without notification, and you can handle the process in accordance with above provision.

Article 3 (the order of coverage including pay back)

Parties shall acknowledge and agree without objections that you can cover debts in accordance with the order which is acknowledged to be appropriate by you if the money is not enough to extinguish all debts in case of partial repayment.

Article 4 (Loss of earnings due)

In case that only one of following provisions is applicable, principal will deservedly lose the earning due of all debts unless you don’t urge- notify, and principal will immediately pay back the debts.

1.	Even if it is partial, if principal doesn’t pay back within due date,

2.

In case that the provisional attachment -the order of attachment or the notice of Delinquency disposition on the mortgage property provided by principal are sent, or the compulsory execution or Delinquency disposition are started by other method,

3.	In case of the request of bankruptcy, composition, company liquidation process, or the request of list registration of debt defaulter

4.	In case of receiving the payment notice of tax, the order of trading suspension by the clearing house, or the payment suspension caused from missing

5.	In case of default of debt due to the serious change of asset, credit or business of principal

In case of following provisions, principal will deservedly lose the earning due of all debts and principal will immediately pay back the debts.

1.	In case that principal violates one of provisions of agreement with you.

2.	In case that the surety violates the only one of above provisions.

3.	In case of receiving loan with unfair method such as the submission of fake documents

4.	In case that it is required to maintain the debt.

Article 5 (Cost-bearing)

In order to maintain the right of principal, all the expenses for the case to ask your cooperation shall be borne by principal.

Article 6 (Enforcement of obligation warranty)

Surety shall bear the obligation warranty jointly with debtor against all debts in accordance with this agreement, also against all the comprehensive additional debts including prepaid insurance fee, the cost of legal process.

Article 7 (Modification, lift and termination of other mortgages)

When you judge that it is not unfavorable to realize the right to indemnify if surety pays back such as the approval of surety, the replacement of mortgage which is above the equivalent value, the replacement of surety who is above the equivalent qualification or the modification, lift and termination of mortgage and warranty which are proportional with the paid back amount, you might change, lift or terminate the other warranty or mortgage, in case of such case, all exemption shall never be claimed.

Article 8 (restriction of the enforcement of subrogation)

The surety shall not enforce the right of credit or mortgage that will be received from you caused from subrogation without your consent during the time debtor and you have the remained debts in accordance with this agreement, when debtor and you enforce such right at the same time, the pay back will be performed next to you.

Article 9 (method of pay back and special agreements)

Parties shall acknowledge and agree the amount Two hundred fifty million Won shall be pay back in a lump sum at maturity, the interest will be calculated by the unit of number of days, no separate penalty for the pay back in a lump sum before maturity. If it is judged by principal that normal pay back of money is difficult, the date of pay back might be delayed within one month from the existing date based on your written consent.

Also Parties shall acknowledge and agree that for the borrowed money ten million Won dated on 18th November in 2015, the borrowed money ten million won dated on 24th December in 2015, its principle sum will be pay back with this borrowed money at the same time.

Article 10 (Exemption provisions of risk bearing)

In case of various documents that principle submitted to you are lost, destructed, damaged or belated by the force majeure such as natural disasters, principal will submit the note or evidence documentary which will substitute as per your request. No claim about the damage caused from such case will be submitted to you.

In case of mortgage provided by principal are damaged by the force majeure of above provision, no claim will be submitted to you.

Note – When it is traded as it is judged with due diligence to be identical with the seal reported by principal, if note, certificate and seal are counterfeited, tampered, theft, the damage caused by such incidents shall be borne by principal,

Principal shall be responsible of the written contents of note or certificate.

In case of the enforcement, maintenance of right of principal, collection and disposal of mortgage and the request to inquire your cooperation, the cost related to such cases shall be borne by principal.

Article 11 (Change of reporting details)

In case that seal name, name of business, the address of CEO are changed, principal shall submit the written report immediately. If the notification or documents that you sent are belated or not arrived as Parties neglect the duty of report of above provision, principal will accept without objection as if they are normally received.

Article 12 (report and inspection)

In case that you request, principal will report the status of my own property, management and business immediately and offer the convenience by providing the inspection of list book, factory and business site.

If the status of my own property, management and business are change or will be potentially changed, principal will report without your request.

Article 13 (Acceptance of exchange of credit information)

Principal and joint surety shall accept the exchange of credit information with the organization of credit information and the related organization if you check the credit of principal and joint surety or collect the money.

Article 14 (Agreed jurisdiction)

Parties shall acknowledge and agree to determine the court governing the domicile of your headquarter or branch as the jurisdiction if the suit is required for the transaction in accordance of this agreement.

Well informed and understood the explanation about agreement and important details	Debtor	Lee Jae Gang(seal) (personal information is identical as above)
	Creditor	MBK Co., Ltd CEO Park Seong Ho(seal) 271-33, Nonhyeon-dong, Gangnam-gu, Seoul
	Joint surety	IMK Group Inc. CEO Oh Jae Min(seal) (personal information is identical as above)

To clarify this agreement, Parties hereby agree to create one copy of original document, the creditor keeps the original and the debtor and joint surety keep the copy.

Joint surety: IMK Korea Co., Ltd

            CEO Lee Jae Gang

 No 2204, Worldcupbuk-ro 402, Mapo-gu, Seoul(Sangam-dong KGIT center)

Attachments

1.	Minutes of the board of directors of IMK Korea Co., Ltd

2.	Consent of collateral offer of IMK Korea Co., Ltd

3.	Minutes of general meeting of stockholders of IMK Korea Co., Ltd

4.	Contract for the establishment of a pledge right of IMK Korea Co., Ltd

5.	A copy of Lease agreement of Sangam-dong office of IMK Korea Co., Ltd

6.	The stockholder’s list of IMK Korea Co., Ltd

7.	A copy of articles of association of IMK Korea Co., Ltd

8.	Consent of collateral offer of IMK Group Inc. (U.S.A) 1,000,000 stocks owned by Park Seong ho

9.	Copies of documents to confirm the value of mortgaged stocks

10.	A letter of confirmation on mortgaged stocks of IMK Group Inc. (U.S.A)

11.	Consent of joint surety of IMK Group Inc. (U.S.A)

12.	Minutes of general meeting of stockholders of IMK Group Inc. (U.S.A)

13.	The stockholder’s list of IMK Group Inc. (U.S.A)(the owner of pledge right is specified)

14.	A copy of articles of association of IMK Group Inc.

15.	A letter of confirmation for pledge right on stockholder’s list of IMK Group Inc.